As filed with the Securities and Exchange Commission on June 26, 2015

Registration No.  333-201029

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN EDUCATION CENTER INC.

(Exact Name of Registrant as Specified in Its Charter)

38-3941544	8200	Nevada
(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)	(State or Other Jurisdiction of Incorporation or Organization)

17 Battery Place, Suite 300

New York, NY, 10004

(212) 825-0437

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Hinman Au, Chief Executive Officer

American Education Center Inc.

17 Battery Place, Suite 300

New York, NY, 10004

(212) 825-0437

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Yue Cao, Esq.

Law Office of Yue & Associates

708 3rd Avenue, 5th Floor,

New York, NY 10017

Telephone: 212-209-3894

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of American Education Center, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 14, 2015, is being filed pursuant to the undertakings in Item 17 of the Registration Statement for the purposes to (i) amend the Management’s Discussions and Analysis of Financial Condition and Results of Operations to disclose a related party transaction between and the Company and Harvard Management Associates, Inc. ("HMA"), (ii) to revise the financial statements of the Company for the year ended December 31, 2014 to reclassify rental income as other income, and (iii) reissue the auditor's opinion letter issued by Wei, Wei & Co, LLP for the year ended December 31, 2014. Harvard Management Associates, Inc. was disclosed as an affiliated party under common control with the Company in the Registration Statement on Form S-1 which was declared effective on May 14, 2015.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this S-1 Registration Statement.

Overview

American Education Center Inc. was incorporated in 1999 in New York (“AEC New York”) and was approved and licensed by the Education Department of the state of New York in 2003 to engage in education consulting service between the U.S. and China. AEC New York has 200 authorized shares that were all issued to Mr. Max Chen. Mr. Max Chen was the sole director and officer of AEC New York. American Education Center Inc. was incorporated in Nevada (“AEC Nevada”) in May 2014 as a holding company. AEC Nevada has 200,000,000 authorized shares of common stock at $0.001 par value (the “Common Stock”). The sole shareholder of AEC New York entered into a Share Exchange Agreement with AEC Nevada dated May 31, 2014 (the “Share Exchange”) for AEC Nevada to issue 10,563,000 shares in exchange for the 200 shares of AEC New York and became sole shareholder of AEC Nevada. On September 30, 2014, AEC Nevada issued 8,982,000 shares to purchasers through private placements and consultants for services at $0.01 per share.

For fifteen years, AEC has been devoted to international education exchange, by providing education and career enrichment opportunities for students, teachers, and educational institutions between China and the United States. We provide admission consulting services to Chinese students wishing to study in the U.S., and also provide exchange and placement services for qualified U.S. educators to teach in China.

We have two local representative offices in China – Nanjing and Chengdu, and we plan to open more representative offices in China in the future.

CRITICAL ACCOUNTING POLICIES

While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Basis of Preparation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Cash and Cash Equivalents

The Company considers all liquid investments with an initial maturity of three months or less that are readily convertible into cash to be cash equivalents.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 605-10, Revenue Recognition, and SEC Staff Accounting Bulletin No. 104. Pursuant to these pronouncements, revenue is recognized when all of the following criteria are met:

-	Persuasive evidence of an arrangement exists;
-	Delivery has occurred or services have been rendered;

-	The seller’s price to the buyer is fixed or determinable; and
-	Collectability is reasonably assured.

Tuition and consulting fees are generally paid in advance and are recognized when all services are rendered, net of refunds, if any. Tuition fees are recognized when reliable estimates of the number of students enrolled in the program are available upon the class completion. Consulting services that have refund provisions are recognized when such provisions have been fulfilled and refund provision no longer applicable. Beginning January 1, 2014, the Company has discontinued utilizing the refund provisions in its consulting agreements and recognizes deferred revenue based on completion of the service.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $726 and $0 for the years ended December 31, 2014 and 2013, respectively.

Concentration of Credit and Business Risk

The Company maintains its cash accounts at a commercial bank. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 per bank for the total of substantially all depository accounts. At December 31, 2014, the Company had cash balances in excess of federally insured limits of approximately $98,000. The Company performs ongoing evaluation of the financial institution to limit its concentration of risk exposure. Management believes this risk is not significant due to the financial strength of the financial institution utilized by the Company.

The following table represents certain information about the Company’s customers which individually accounted for more than 10% of the Company’s gross revenue during the years ended December 31:

	2013		2014
	Amount	Percent	Amount	Percent
Customer1	**	**	$470,805	19.9%
Customer2*	**	**	$380,000	16.0%

*Harvard Management Associates, Inc. (“HMA”), an affiliate wholly owned by the Company’s President/Chairman/Chief Financial Officer/Secretary.

**Less than 10% of gross revenue.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to deferred income. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of December 31, 2013 and 2014, the Company did not have a liability for any unrecognized tax benefits.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of the amount due to related parties. Actual results could differ from those estimates.

Earnings (Loss) per Share

Net loss per share is calculated in accordance with FASB ASC260, Earnings per Share. Basic earnings (loss) per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted loss per share are the same for the years ended December 31, 2014 and 2013, because the Company had no common stock equivalent and their inclusion would be anti-dilutive.

RESULTS OF OPERATIONS

AEC currently has two representative offices located in Chengdu and Nanjing. The majority of our revenue is generated from consulting services; we provide professional advice and services to our customers for a reasonable fee charge based on the time we spend on each single project. We generate nearly all of our revenue through three types of services: Students Services, Educator Placements, and Institution Services.

Prior to December 31, 2013, in certain cases, we collected our service fees in advance from clients. If we were not successful in all of the promised services, these fees were refundable. Accordingly, until all the promised work was completed successfully, these fees were shown as deferred revenue. Commencing in 2014, in order to better manage our company financially, we changed our policy. We now have discontinued utilizing the refund provisions in our consulting agreements and recognizes deferred revenue based on completion of the service.

Our Student Services provide guidance and consulting services to help our customers throughout their application and admission process and during their study and also help them find internship and other career opportunities in the United States. AEC categorizes this service into three programs: academic, life and career. Our academic program focuses on providing admission services, English as a Second Language (ESL) training program, the Elite 100 program, and University Placement Services (UPS) for Chinese students to study in the U.S. Our life program offers consulting services, including personalized VIP service, to assist AEC customers to settle down in the U.S. from China so they can focus effectively on their studies. AEC will refer its customers to AEC’s business partners in the U.S. to assist the customers with purchasing real estate properties, understanding financial management and investment, buying insurance and starting businesses. Our Career Program focuses on assisting clients to improve their career development by identifying internship and work opportunities that are suitable to their educational background and experience level.

Our Educator Placement Program is designed to meet the increasing demands for foreign teachers in both the U.S. and China. Our program helps teachers in the U.S. or China who plan to gain experience in another country find the most suitable positions.

Our Institution Services Program is mainly focused on providing consulting and recruiting services to U.S. schools, colleges and universities to enroll international students from China. We recruit and place native English speaking teachers for our joint programs in China and recruit and place Chinese speaking teachers for U.S. educational institutions. Our University Pathway Program (UPP) was establish in 2008 and has been offering consulting service for U.S. universities and the State University of New York (SUNY) system to enroll qualified international students to such universities and explore possible collaborations with selected universities in China. We also engaged St. Peter University to serve as a Chinese education consultant since they are more experienced in Student Exchange Programs. These Programs serve as a part of our revenue therefore retaining St. Peter University's services greatly improves the Company's revenue.

Year ended December 31, 2014 Compared with Year ended December 31, 2013

For the fiscal year ended December 31, 2014, AEC reported net profit of $30,483, an increase of $150,853, or 495%, from the net loss of $(120,370) for the year ended December 31, 2013.

Revenue

Net revenues from educational programs and consulting services for the fiscal year ended December 31, 2014 were $2,370,599, representing a 649% increase from the prior year. The growth was mainly driven by the increase in the number of clients engaging our student services program from China due to the expansion of our business and enhancement of our education content and the recognition of deferred revenue of $353,956 for advance payments received during the year ended December 31, 2013. Our revenue of $2,370,599 in 2014 consisted of institutional services of $778,137, educator placement services of $939,570, and student services of $652,892.

Through our partnership with the Guangzhou Branch of New Oriental Education &Technology Group (“New Oriental Guangzhou") starting from August 2014, we served as a consultant to New Oriental Guangzhou to offer UPP1+3 program to the students enrolled in New Oriental Guangzhou program. Under this program we organize and facilitate New Oriental Guangzhou as their U.S. consultant to provide education courses to the students recruited by New Oriental Guangzhou in China to obtain 16 credits earned in the first year of the UPP program in China which is to be recognized and transferrable to any State University of New York (“SUNY”) school, followed by a three-year study at colleges in the U.S.. New Oriental Guangzhou provides classroom and other education facilities for this program. A portion of the credits earned in the first year of this program are accepted and transferrable to the schools in the SUNY system. Through enrolling in this program, the students will receive discounted tuition for the first year. Under this partnership, we are entitled to receive 45% of the total tuition pursuant to our agreement with New Oriental Guangzhou. We originally expected our partnership with the New Oriental Guangzhou would increase our outreach to potential customers. However, from August 2014 until as of today, we are not able to generate revenue or profitability from this program due to the failure of New Oriental Guangzhou to recruit a sufficient number of students to enroll in the UPP 1+3 program and its failure to observe profit sharing agreement between us and New Oriental Guangzhou as set forth in the contract. Therefore, we have terminated our agreement with New Oriental Guangzhou in April 2015.

Our business depends on the number of student enrollments in your courses and the amount of course fees. Below is number of students and the price of our services for all periods presented.

Year	Number of Enrolled Students	Service Fee
2015	100	$79,365
2014 (1)	60	$47,619
2013 (2)	20	$95,760

Year	Number of VIP Service	Service Fee
2015	30	$476,190
2014 (1)	23	$285,714
2013 (2)	8	$253,973

(1) The service fees we collected for student and VIP services in 2014 exclude any tuition that the students paid to schools directly.

(2) The service fees we collected for student and VIP services in 2013 include any tuition we collected from students and paid to schools on behalf of our students.

Deferred Revenue

Deferred revenue was $353,956 as of December 31, 2013, all of which was recognized during the year ended December 31, 2014. On January 1, 2014, we changed our policy regarding refund provisions for our services. We now have discontinued utilizing the refund provisions in our consulting agreements and recognized deferred revenue based on completion of the service. The deferred revenue for the year ended December 31, 2014 was $112,029.

Cost of Revenue

Cost of Revenue for the year ended December 31, 2014 was $1,702,107, an increase of $1,336,111, or 365%, compared to $365,996 for the year ended December 31, 2013. The increase was mainly due to the expansion of our business. The cost of revenue mainly consists of wages and fees for consultants and contractors.

Gross Profit (Loss)

The Gross Profit for the year ended December 31, 2014 was $668,492, an increase of $718,059 compared to a gross loss of $(49,567) for the year ended December 31, 2013. The increase was mainly due to a substantial increase in revenues only partially offset by the increase in cost. .

Operating Expenses

Operating expenses consisted primarily of general and administrative expenses and were $658,970 for the year ended December 31, 2014, an increase of $482,213, or 273%, from $176,757 for the year ended December 31, 2013. The increase was principally due to rent expense which increased by $170,518 to $199,708 in 2014, up 584%; Marketing expense increased by $61,141 to $114,012. In addition payroll expenses and wages are $156,981 compared to $0 in 2013. Professional fees for 2014 rose to $90,416 from $25,500 in 2013. These were offset by a decrease in computer and internet expenses of $20,078 to $0 in 2014.

Operating Income (Loss)

The Operating income for the year ended December 31, 2014, was $9,522, an increase of $235,846 from an operating loss of $(226,324) for the year ended December 31, 2013. This increase is mainly due to an increase of gross profit of $718,059 partially offset by the increase in operating expenses of $482,213.

Other Income

The other income for the year ended December 31, 2014, was $50,000, an increase of $50,000 from other income of $0 for the year ended December 31, 2013. The Company subleased part of its office to Columbia International College, Inc. ("CIC") and received rent of $50,000 for the ten months from March 1, 2014 to December 31, 2014.

Net Income (Loss)

Our net income for the year ended December 31, 2014, was $30,483, an increase of $150,853 from the net loss of $(120,370) for the year ended December 31, 2013 due to the reasons discussed above.

Statement of Operations	12 Months Ended December 31,
	2014	2013	Increase	%
Revenues	$2,370,599	$316,429	$2,054,170	649%
Cost of revenues	(1,702,107)	(365,996)	1,336,111	365%
Gross profit (loss)	668,492	(49,567)	718,059	1,550%
Operating expenses
General & administrative	(658,970)	(176,757)	482,213	273%
Income (loss) from operations	9,522	(226,324)	235,846	104%
Other income	50,000	-	50,000	100%
(Loss) income before provision (benefit) for income taxes	59,522	(226,324)	285,846	126%
Provision (benefit) from income taxes	29,039	(105,954)	134,993	127%
Net (loss) income	$30,483	$(120,370)	$150,853	125%

Liquidity and Capital Resources

As of December 31, 2014, we had cash and cash equivalents of $82,572, a decrease of $57,941 from $140,513 as of December 31, 2013. We have historically funded our working capital needs with cash flow from operations and advance payments from customers. Our working capital requirements are influenced by the level of our operations, and the timing of accounts receivable collections.

The following table sets forth a summary of our cash flows for the periods indicated:

	December 31, 2014	December 31, 2013
Net cash (used in) provided by operating activities	$(443,340)	$38,322
Net cash provided by (used in) financing activities	385,399	(2,309)
(Decrease) increase in cash and cash equivalents	(57,941)	36,013
Cash and cash equivalents, beginning of period	140,513	104,500
Cash and cash equivalents, end of period	$82,572	$140,513

Operating Activities

Net cash used in operating activities was $(443,340) for the year ended December 31, 2014 compared to net cash provided by operating activities of $38,322 for the year ended December 31, 2013. We had a net income of $30,483 during the year ended December 31, 2014 which including an increase in deferred income taxes expense of $27,036. These were offset by the $(241,927) decrease in deferred income and increases of $(306,683) in security deposits. These items were minimally offset by increase in accounts payable and accrued expense and deferred rent expense of $33,201.

We had net cash provided by operating activities of $38,322 for the year ended December 31, 2013. The net loss of $(120,370) was increased by a deferred income tax benefit of $111,825 which was offset by the increases in payables and accruals of $12,321 and the deferred revenue of $258,196.

Financing Activities

Net cash provided by financing activities was $385,399 for the year ended December 31, 2014 as a result of the proceeds from sale of common stock of $89,820 and a long-term loan of $295,579. For the year ended December 31, 2013, there were proceeds from stockholder loans of $21,313 and repayment of stockholder loans of $(23,622).

Growth Strategies

We intend to expand our business in the coming years as follows, although there is no guarantee we will be successful:

•	Organic Growth

We plan to organize our sales efforts to create organic growth from existing clients. From our existing client base, we will provide the highest level of individual services to help smooth the transition to the U.S., including visa consulting services, travel guides, life advice, investment consulting and other services.

•	Partnership

Through 15 years of stable development, we have built a solid foundation of industry credibility and a solid reputation, which enables us to work with quality partners. These partnerships enable us to maintain a comparatively low cost basis while keeping our core business competitive.

•	Online Development

With the development of digital terminals, the presence of online resources allows people to gain knowledge through the Internet without the restriction of location and time. AEC will emphasize in developing markets its web-based products to satisfy a variety of customers, while maintaining the expansion network with our institutional clients.

Inflation and Changing Prices

Inflation and changing prices have not had a material effect on our business because the charges for our services are based in U.S. dollars and we do not anticipate that inflation or changing prices will materially affect our business in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements described in “Management,” and our transactions described below, since our inception there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any current director, executive officer, holder of 5% or more of our shares of Common Stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

The Company occupied office space owned by the sole shareholder of AEC New York under a month to month arrangement until September 2013 at a monthly rental of approximately $2,000. The related payable is included in a loan from stockholders on the accompanying balance sheet as of December 31, 2013 and 2012.

The Company leased office space under a month to month arrangement from a third party commencing October 2013 at a monthly rental of $1,650, which was paid by an affiliated entity, Harvard Management Associates, Inc. (“HMA”), with AEC New York, both under common control of Max Pu Chen. HMA is wholly owned by Mr. Chen.

The Company received from HMA revenue of $380,000 during the year ended December 31, 2014. The Company also paid $10,000 to HMA for consulting services and $23,000 for general and administrative expenses for the year ended December 31, 2014.

Max Pu Chen has a 34% interest in Columbia International College, Inc. (“CIC”). The Company subleased part of its office to CIC and received rent of $50,000 for the ten months from March 1, 2014 to December 31, 2014 which has been included in other income. The Company paid $196,000 for consulting services to CIC during the year ended December 31, 2014.

See accompanying notes to consolidated financial statements.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

American Education Center, Inc.

We have audited the accompanying consolidated balance sheets of American Education Center, Inc. and subsidiary (the “Company”), as of December 31, 2013 and 2014, and the related consolidated statements of operations, changes in stockholder’s (deficit), and cash flows for each of the years in the two year period ended December 31, 2014. American Education Center, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentations. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Education Center, Inc. and Subsidiary as of December 31, 2013 and 2014, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wei, Wei & Co., LLP

Flushing, NY

June 22, 2015

F-2

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2014
ASSETS
Current assets:
Cash (Note2)	$140,513	$82,572
Deferred income taxes (Notes 2 and 9)	158,708	131,672

Total current assets	299,221	214,244

Noncurrent assets:
Security deposits (Note 4)	-	306,683

TOTAL ASSETS	$299,221	$520,927

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$26,443	$35,318
Deferred revenue (Note 5)	353,956	112,029
Deferred rent	-	24,326
Loan from stockholder (Note 6)	88,551	88,551

Total current liabilities	468,950	260,224

Noncurrent liabilities:
Long-term loan (Note 7)	-	295,579

Total liabilities	468,950	555,803

Stockholders’ (deficit):
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued	-	-
Common stock, $0.001 par value;
180,000,000 shares authorized; 10,563,000 and 21,000,000 shares issued and outstanding, at December 31, 2013 and December 31, 2014, respectively	10,563	21,000
Additional paid-in capital	95,067	189,000
(Deficit)	(275,359)	(244,876)

Total stockholders’(deficit)	(169,729)	(34,876)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$299,221	$520,927

See accompanying notes to consolidated financial statements.

F-3

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2014

Revenues (Note 2)	$316,429	$2,370,599

Costs and expenses:
Consulting services	363,097	1,685,702
Application fees	2,899	16,405
General and administrative	176,757	658,970

Total costs and expenses	542,753	2,361,077

(Loss) income from operations	(226,324)	9,522
Other income	-	50,000
(Loss) income before (benefit) provision for income taxes	(226,324)	59,522
(Benefit) provision for income taxes	(105,954)	29,039

Net (loss) income	$(120,370)	$30,483

Basic and diluted (loss) earnings per share	$(0.01)	$0.00

Weighted average shares outstanding, basic and diluted	10,563,000	13,172,250

See accompanying notes to consolidated financial statements.

F-4

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

CONSOLIDATED Statements of Changes in Stockholders’ (DEFICIT)

for the years ended DECEMBER 31, 2013 AND 2014

	Common Stock		Additional paid-in
	Shares	Amount	capital	Deficit	Total
Balance-December 31, 2012	10,563,000	$10,563	95,067	$(154,989)	$(49,359)
Net (loss)	-	-	-	(120,370)	(120,370)

Balance-December 31, 2013	10,563,000	10,563	95,067	(275,359)	(169,729)
Shares issued for services	1,455,000	1,455	13,095	-	14,550
Sale of common stock, at $0.01 per share	8,982,000	8,982	80,838	-	89,820
Net income	-	-	-	30,483	30,483

Balance-December 31, 2014	21,000,000	$21,000	$189,000	$(244,876)	$(34,876)

See accompanying notes to consolidated financial statements.

F-5

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2014

Cash flows from operating activities:
Net (loss) income	$(120,370)	$30,483
Deferred income taxes	(111,825)	27,036
Shares issued for compensation	-	14,550
Change in operating assets and liabilities:
(Increase) in security deposit	-	(306,683)
Increase in accounts payable and accrued expenses	12,321	8,875
Increase (Decrease) in deferred income	258,196	(241,927)
Increase in deferred rent expense	-	24,326

Net cash provided by (used in) operating activities	38,322	(443,340)

Cash flows from financing activities:
Proceeds from stockholder loans	21,313	-
Repayment of stockholder loans	(23,622)	-
Proceeds from sale of common stock	-	89,820
Proceeds from long-term loan	-	295,579

Net cash (used in) provided by financing activities	(2,309)	385,399

Net change in cash	36,013	(57,941)
Cash, beginning of the year	104,500	140,513

Cash, end of the year	$140,513	$82,572

Supplemental disclosure of cash flow information

Cash paid for income taxes	$-	$1,953

Cash paid for interest	$-	$-

See accompanying notes to consolidated financial statements.

F-6

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

1.	ORGANIZATION AND BUSINESS

American Education Center, Inc. (“AEC New York”) is a New York Corporation organized on November 8, 1999 and is licensed by the Education Department of the State of New York to engage in education related consulting services between the United States and China.

On May 7, 2014, the President/sole shareholder of AEC New York formed a new company (“AEC Nevada”) in the State of Nevada with the same name. On May 31, 2014, the President/sole shareholder of AEC New York exchanged his 200 shares for 10,563,000 shares of AEC Nevada. This exchange made AEC New York a wholly owned subsidiary of AEC Nevada, collectively the “Company.”

The Company’s primary goal is to build upon the concept of “one-stop comprehensive services” for international students, educators, and institutions. The Company has been devoted to international education exchanges, by providing educational and career enrichment opportunities for students, teachers, and educational institutions between China and the United States. The Company currently provides admission, visa, housing and other consulting services to Chinese students wishing to study in the United States. The Company also provides exchange and placement services for qualified United States educators to teach in China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

As disclosed above, the exchange of shares of AEC New York for the shares of AEC Nevada, has been treated as a transaction between entities under common control, similar to a pooling of interest, whereby the assets and liabilities are recorded at their carrying values. Based upon this treatment, the equity section of AEC New York has been recast as if this transaction had occurred at the beginning of the earliest period being presented and accordingly, as if the 10,563,000 shares of AEC Nevada have been outstanding since then. AEC Nevada had no assets or liabilities when formed.

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of American (“GAAP”). The consolidated financial statements are of AEC Nevada and its wholly owned subsidiary, AEC New York. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-7

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

2.	ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenue is recorded pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition, when persuasive evidence of an arrangement exists, delivery of the services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

Before 2014, tuition and consulting fees were generally paid in advance. Tuition fees are recognized when reliable estimates of the number of students enrolled in the program are available upon the class completion. Consulting services that had refund provisions were recognized when such provisions have been fulfilled and the refund provisions no longer existed. In 2014, the Company has discontinued utilizing the refund provisions in its consulting agreements and recognizes deferred revenue based on completion of the service.

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs were $0 and $726 for the years ended December 31, 2013 and 2014, respectively.

Concentration of Credit and Business Risk

The Company maintains its cash accounts at a commercial bank. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 per bank for the total of substantially all depository accounts. At December 31, 2014, the Company had cash balances in excess of federally insured limits of approximately $98,000. The Company performs ongoing evaluation of the financial institution to limit its concentration of risk exposure. Management believes this risk is not significant due to the financial strength of the financial institution utilized by the Company.

F-8

AMERICAN EDUCATION CENTER, Inc.AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

2.	ACCOUNTING POLICIES (continued)

Concentration of Credit and Business Risk (continued)

The following table represents certain information about the Company’s customers which individually accounted for more than 10% of the Company’s gross revenue during the years ended December 31:

	2013		2014
	Amount	Percent	Amount	Percent
Customer 1	**	**	$470,805	19.9%
Customer 2*	**	**	$380,000	16.0%

*Harvard Management Associates, Inc. (“HMA”), an affiliate wholly owned by the Company’s President/Chairman/Chief Financial Officer/Secretary. (see Note 6).

**Less than 10% of gross revenue.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes (“ASC 740”), which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to deferred revenue. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of December 31, 2013 and 2014, the Company does not have a liability for any unrecognized tax benefits.

Fair Value of Financial Measurements

FASB ASC 820, Fair Value Measurement, specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

F-9

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

2.	ACCOUNTING POLICIES (continued)

Fair Value of Financial Measurements (continued)

FASB ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company did not identify any assets or liabilities that are required to be presented at fair value on a recurring basis. Non-derivative financial instruments include cash, loan from stockholder and accounts payable and accrued expenses. As of December 31, 2013 and 2014, the carrying values of these financial instruments approximated their fair values due to their short term nature.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Earnings (Loss) per Share

Earnings (loss) per share is calculated in accordance with FASB ASC 260, Earnings Per Share, and SEC SAB 98. Basic earnings (loss) per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options are converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Basic and diluted earnings (loss) per share are the same for the years ended December 31, 2013 and 2014, because the Company had no common stock equivalents.

F-10

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

3.	RECENTLY ISSUED ACCOUNTING STANDARDS

The Company has assessed all newly issued accounting pronouncements released during the years ended December 31, 2013 and 2014 and through the report date, and has found none of them will have a material impact on the Company’s financial statements when or if adopted.

4.	SECURITY DEPOSIT

The Company leases two offices from third parties, expiring in 2016 and 2024. The Company has deposited with the landlords security deposit of $306,683.

5.	DEFERRED REVENUE

Deferred income at December 31, 2013 represents refundable revenue for services that have not been fulfilled and prepayment for consulting services to be rendered in 2014. In 2014, the Company has discontinued utilizing the refund provisions in its consulting agreements and recognizes deferred revenue based on completion of the service. The deferred revenue for the years ended December 31, 2013 and 2014 was $353,956 and $112,029, respectively.

6.	RELATED-PARTY TRANSACTIONS

The loan from stockholder represents an unsecured non-interest bearing loan, arising from expenses paid on behalf of the Company. The loan is due on demand.

The Company occupied office space owned by its President/Chairman/Chief Financial Officer/Secretary under a month to month arrangement until September 2013, at a monthly rental of approximately $2,000. The related payable of $68,505 is included in the loan from stockholder as of December 31, 2013 and 2014.

The Company leased office space under a month to month arrangement from a third party commencing October 2013 at a monthly rental of approximately $1,700, which was paid by HMA, an affiliate wholly owned by the Company’s President/Chairman/Chief Financial Officer/Secretary. The related payable of $4,950 and $0 at December 31, 2013 and 2014, respectively, is included in accounts payable and accrued expenses. Rent expense under these related leases was approximately $29,000 and $5,000 for the year ended December 31, 2013 and 2014, respectively.

F-11

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

6.	RELATED-PARTY TRANSACTIONS (continued)

The Company received from HMA revenue of $380,000 during the year ended December 31, 2014. The Company also paid $10,000 to HMA for consulting services and $23,000 for general and administrative expense for the year ended December 31, 2014.

The Company’s President/Chairman/Chief Financial Officer/Secretary has a 34% interest in Columbia International College, Inc. (“CIC”). The Company subleased part of its office to CIC and received rent of $50,000 for the ten months from March 1, 2014 to December 31, 2014 which has been included in other income. The Company paid $196,000 for consulting services to CIC during the year ended December 31, 2014.

7.	LONG-TERM LOAN

On December 1, 2014, an unrelated thirty party loaned the Company $295,579, with interest at 10%. The loan principal is to be repaid on December 13, 2019. Interests will be paid on the last day of each quarter from 2015 to 2019, except for the last payment on December 12, 2019.

8.	LEASE COMMITMENT

In April 2014, the Company entered into a new lease for office space with an unrelated third party. This lease agreement requires a monthly rental of $13,554 and expires on May 31, 2016. Rent expense was approximately $128,000 for the year ended 2014. In December, 2014, the Company entered into another lease for a new office space with an unrelated party. This lease agreement requires a monthly rental of $29,558 and expires on May 11, 2024.

Future minimum lease commitments for the above leases are as follows:

Year Ending December 31,	Amount
2015	$567,897
2016	478,459
2017	414,575
2018	414,575
2019	414,575
2020 and thereafter	2,211,067

Total	$4,501,148

F-12

AMERICAN EDUCATION CENTER, Inc. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

9.	Income taxes

The components of deferred tax assets at December 31 are as follows:

	2013	2014

Deferred revenue	$158,708	$50,233
Net operating loss carry forward	-	81,439

	$158,708	$131,672

The (benefit from) provision for income taxes for the years ended December 31, consists of the following:

	2013	2014

Current	$5,871	$2,003
Deferred	(111,825)	27,036

Total	$(105,954)	$29,039

The (benefit from) provision for income taxes for the nine months ended September 30, consists of the following:

The Company’s tax returns are subject to examination by the Federal, State and City taxing authorities. The 2011, 2012 and 2013 tax years are open and subject to examination by the taxing authorities. The Company is not currently under examination nor have they been notified by the authorities.

A reconciliation of the (benefit) provision for income taxes, with the amount computed by applying the statutory Federal income tax rate for the years ended December 31 is as follows:

	2013	2014

Tax at federal statutory rate	(34.0)%	34.0%
State and local taxes, net of federal benefit	(10.8)%	10.8%
Surtax exemption	(2.4)%	3.9%
Other	0.4%	0.0%

(Benefit) Provision for income taxes	(46.8)%	48.7%

F-13

AMERICAN EDUCATION CENTER, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOr the years ended december 31, 2013 and 2014

10. ISSUANCE OF COMMON STOCK

The Company sold 8,982,000 shares of common stock at $0.01 per share for $89,820 pursuant to a stock purchase agreement dated September 30, 2014.

On September 30, 2014, the Company issued 600,000 shares to various outside consultants and legal counsel, 285,000 shares to the Company’s Chief Executive Officer pursuant to his employment agreement, and 570,000 to employees of the Company for services rendered during the year ended December 31, 2014. The services were valued at $14,550 which has been included in general and administrative expenses.

11. EMPLOYMENT AGREEMENTS

On August 1, 2014, the Company entered into employment agreements with its President/Chairman/Chief Financial Officer/Secretary and its Chief Executive Officer respectively, which both to be expired on July 31, 2015. Both agreements provide for a monthly salary of $3,000. In addition, pursuant to the Chief Executive Officer’s employment agreement, the Chief Executive Officer was also granted285,000 shares of common stock for his services through December 31, 2014. The shares were valued at $0.01 per share.

12. SUBSEQUENT EVENTS

On December 1, 2014, the Company as borrower entered into a loan agreement with an unrelated third party in amount of $295,579 with an interest rate of 10%. The loan is to be repaid on December 13, 2019. Interest will be paid on the last day of each quarter from 2015 to 2019 except for the last payment on December 12, 2019. The Company did not pay the interest at the end of the quarter ended March 31, 2015 which made the loan in default. An amendment to the loan agreement was issued on June 22, 2015 which changed the commencement date for the first payment on July 1, 2015 and waived the default.

The Company’s management has performed subsequent events procedures through June 22, 2015, which is the date the consolidated financial statements were available to be issued. There were no subsequent events requiring adjustment to or disclosure in the consolidated financial statements.

F-14

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 26, 2015.

American Education Center Inc.

By:	/s/ Hinman Au
Hinman Au, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Hinman Au	June 26 , 2015

Hinman Au
Chief Executive Officer
(Co-Principal Executive Officer)

/s/ Max Chen	June 26 , 2015

Max Chen
President, Chairman, Chief Financial Officer and Secretary
(Co-Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)